Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Tilly's Inc.
Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-181148 and 333-198676) of Tilly’s, Inc. (“Company”) of our reports dated March 29, 2019, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10K. Our report on the consolidated financial statements contains an explanatory paragraph regarding change in accounting method related to revenue.

/s/ BDO USA, LLP
Costa Mesa, California
March 29, 2019